Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (No. 333-141976) on Amendment No. 2 on Form S-3 of VIASPACE Inc. and its subsidiaries (collectively, the “Company”) of our report dated March 30, 2007 relating to our audit of the consolidated financial statements, included in and incorporated by reference in the Annual Report on Form 10-KSB/A (Amendment No. 1) of VIASPACE Inc. for the year ended December 31, 2006. Our report dated March 30, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.
/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Los Angeles, California
June 8, 2007